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                                  Exhibit 99

                      Press Release Dated August 14, 1998
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Date:          August 14, 1998

Contact:       Larry R. Goddard
               Investor Relations Department
               (402) 390-6553


FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (August 14, 1998)--Commercial Federal Corporation (NYSE:
CFB) today announced the completion of the acquisition of First Colorado Bancorp, Inc., parent company of First Federal Bank of Colorado (First Federal), headquartered in Lakewood, Colorado. Upon completion, First Federal was merged with and into Commercial Federal Bank, a wholly-owned subsidiary of Commercial Federal Corporation.

     In this transaction, Commercial Federal acquired all 18,564,766 of the outstanding shares of First Federal's common stock in exchange for approximately 18,280,725 shares of its common stock.

     First Federal operated 27 branches in Colorado, with 23 located in the Denver metropolitan area and four in Colorado's western slope region. At June 30, 1998, First Federal had assets of approximately $1.55 billion, deposits of approximately $1.2 billion, and stockholders' equity of approximately $218 million.

     "With the completion of the acquisition of First Federal, we have doubled our presence in the Denver market," said William A. Fitzgerald, chairman of the board and chief executive
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officer of Commercial Federal. "We are looking forward to making our community banking services available to all of our customers in Colorado."

     Commercial Federal Corporation is the parent company of Commercial Federal Bank, a federal savings bank which currently operates 243 branches located in Iowa (76), Colorado (48), Kansas (41), Nebraska (40), Oklahoma (19), Missouri
(8), Arizona (7), Minnesota (3), and South Dakota (1). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer and business financing, insurance, trust and investment services.

     Commercial Federal, including the First Colorado acquisition, has assets of approximately $11.7 billion and deposits of approximately $7.5 billion. Commercial Federal Corporation shares are traded on the New York Stock Exchange under the symbol "CFB."